Exhibit 10.16

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

MASTER AGREEMENT FOR JOINT VENTURE IN ASIA

This Master Agreement for a Joint Venture in Asia (“Agreement”) is made and entered into as of February 20, 2013, by and between Dance Biopharm Inc., a Delaware corporation, having its principal offices at 2 Mint Plaza #804, San Francisco, California 94103 (“Dance”) and Harmony Plus Holdings Limited, a Hong Kong corporation, having its principal offices at Room 1902, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong (“Harmony”). Dance and Harmony are together referred to herein as the “Parties” and each is variously referred to as a “Party”.

RECITALS

WHEREAS, Dance is a biotechnology company that operates primarily in North America and Europe, and seeks to expand into the People’s Republic of China, Taiwan, Hong Kong, Macau, India, Indonesia, South Korea, The Philippines, Singapore, Thailand, Bangladesh, Brunei, Cambodia, Laos, Malaysia, Mongolia, Myanmar (Burma), Nepal, Sri Lanka, Vietnam, Pakistan, Australia and New Zealand (the “Territory”);

WHEREAS, Harmony has resources, know-how, experience and expertise with regard to the business development, clinical and regulatory processes in the Territory, as well as commercial relationships in the Territory; and

WHEREAS, the Parties desire to create a joint vehicle (“Asia JV”) for the purpose of developing, obtaining market registration for, and commercializing the Products (as defined below) in the Territory (the “Joint Venture”).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The following capitalized terms shall have the corresponding meanings as used in this Agreement:

CONFIDENTIAL

(A) “Affiliate” means a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with a Party. For the purposes of this Section (A) , the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise, and in the case of a non-corporate business entity, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or non-corporate business entity, as applicable, whether through the ownership or control of voting securities, by contract or otherwise. Notwithstanding the foregoing, for the purposes of the Additional Agreements, Asia JV shall not be considered to be an Affiliate of any Party.

(B) “Charter” means the Memorandum and Articles of Association of Asia JV, or the equivalent organizational documents if Asia JV is not established as a British Virgin Islands company limited by shares.

(C) “Confidential Information” means all confidential and/or proprietary information of a Person, including but not limited to information derived from reports, investigations, research, work in progress, programs, product concepts, marketing and sales programs, financial projections, cost summaries, pricing formula, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, representatives, or consultants; provided, however, Confidential Information shall not include any information (i) known to the receiving Party prior to disclosure hereunder and not subject to an obligation of confidentiality in favor of the other Party; (ii) generally available to the public or part of the public domain at the time of its disclosure hereunder; (iii) generally available to the public or part of the public domain after disclosure hereunder, other than through any act or omission in breach of a Additional Agreement; (iv) independently discovered or developed by a Party without reference to or use of Confidential Information, as demonstrated by documented evidence; or (v) disclosed by a Third Party and not subject to a known (after good faith inquiry) obligation of confidentiality in favor of a Party hereunder.

(D) “Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).

(E) “Cost of Goods (COGs)” means amounts Dance pays to contract manufacturing organizations (CMOs) for manufacturing Product components.

(F) “Dance License” means a license agreement, substantially in the form attached hereto as Exhibit A, to be entered into by and between Dance and Asia JV.

(G) “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture or joint development vehicle, estate, trust or company (including any limited liability company or joint stock company).

(H) “Governmental Approval” means, with respect to any Person, a Consent of a Governmental Authority required or necessary for such Person to operate its business in the ordinary course consistent with past practice.

(I) “Governmental Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, unit, or body and any court or other legal tribunal); (d) any governmental multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military, taxing or arbitral authority or power of any nature.

(J) “Knowledge” of a Party means the knowledge after reasonable inquiry of the following individuals (a) with respect to Dance: Samantha Miller and John Patton and (b) with respect to Harmony: Augustine Chow.

(K) “Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination or decision that has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(L) “Material Breach” means a Party violates or fails to perform of its material undertakings, agreements, covenants or obligations under this Agreement, and fails to cure the breach after due process as outlined in Section 6.1(a).

(M) “Order” means any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority; or (b) contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.

(N) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity including Governmental Authority.

(O) “Proceeding” means any action, suit, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is or has been commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

(P) “Products” means inhaled insulin drug-device combination products, including both pulmonary and nasal inhaled insulin products.

(Q) “Representatives” mean officers, directors, attorneys, advisors and agents of a Party, except that Asia JV shall not be a Representative of any other Party.

(R) “Subsidiary” means any corporation, association, partnership, limited liability company, joint venture or joint development vehicle or other business entity of which more than 50% of the voting stock or other equity interest is owned directly or indirectly by any Person or one or more of the other Subsidiaries of such Person or a combination thereof. Notwithstanding the foregoing, for the purposes of the Additional Agreements, Asia JV shall not be a Subsidiary of either Harmony or Dance.

(S) “Third Party” means any Entity or Person other than Dance, Harmony, Asia JV or their respective Affiliates.

ARTICLE 2

THE JOINT VENTURE

2.1 Formation of Asia JV.

(a) As soon as practicable after the date hereof, in consultation with Dance, Harmony shall cause Asia JV to be formed as a British Virgin Islands Company limited by shares. Harmony shall not finalize the Charter or any related organizational document of Asia JV, or make any filing with a Governmental Authority related to the Asia JV, without the consent of Dance, which shall not be unreasonably withheld or delayed. [*] of the external fees and expenses associated with forming Asia JV, including reasonable legal expenses related thereto, shall be borne by Harmony and [*] shall be borne by Dance.

(b) The Parties agree that the Asia JV shall be formed on the basis of the terms described in this Section 2.1(b). Upon formation of Asia JV and finalization of its Charter and other related documentation, the terms of the organizational documents shall supersede the following terms in their entirety.

(i) Capitalization. There shall be three (3) classes of shares of capital stock (with an equal number of shares outstanding in each class) owned in the following proportions, which shall be issued to Dance and Harmony in exchange for the capital contributions described in this Agreement: (A) Class A shares: Harmony 70% / Dance 30%; (B) Class B shares: Harmony 50% / Dance 50%; and (C) Class C shares: Harmony 60% / Dance 40%. Under no circumstances shall Dance’s ownership of any class of share of Asia JV fall below 20% (and the organizational documents and shareholders agreement of Asia JV shall have appropriate anti-dilution protections designed to preserve this ownership position) prior to an initial public offering (IPO) (on a market exchange agreed to by the Parties). Neither Dance nor Harmony shall be required to make any additional capital contributions/purchases of capital stock beyond what is described in this Agreement. Any additional capital contributions or sales of equity interests in Asia JV to new shareholders shall require the approval of the board of directors of the Asia JV (as defined below).

(ii) Governance. Asia JV shall be managed by a board of directors (the “Board”) comprised of four (4) directors. Each of Dance and Harmony shall be entitled to designate two (2) Board members (each a “Designee”). Designees may be removed at any time for any reason or no reason by the shareholder that designated such Board member. The Board shall act through duly constituted meetings at which a quorum is present or by unanimous written consent. A quorum shall exist when all Board members are present at a meeting. Board decisions shall generally require the consent of one Dance Designee and one Harmony Designee at a meeting at which a quorum is present in person or through teleconference, although unanimous consent shall be required for Extraordinary Decisions (as defined below). The Board shall hold at least three (3) meetings per year, unless otherwise agreed by the Board. The Board may act by unanimous written consent without a meeting. The Board may appoint officers as it deems appropriate.

(iii) Extraordinary Decisions Requiring Unanimous Board Approval. Unanimous Board approval shall be required for the approval of any of the following (each of which is referred to as an “Extraordinary Decision”):

(A) Any change to Asia JV’s organizational documents.

(B) The creation, issuance, allotment, redemption, repurchase or grant of any share of capital stock, equity interest or security or instrument convertible into an equity interest in Asia JV.

(C) The reorganization of the capital of Asia JV, including by consolidation, sub-division or conversion.

(D) Any sale, merger, reconstruction, reorganization, winding-up, liquidation or other similar transaction.

(E) The taking of any action related to the insolvency or bankruptcy of Asia JV or to the liquidation, dissolution or winding up of the affairs of Asia JV.

(F) The incurrence of any indebtedness, including by the issuance of notes, bonds or other instruments.

(G) The declaration of a dividend or other distribution in respect of any share of capital stock of Asia JV.

(H) Any increase or decrease in the size of the Board.

(I) Any license (in-bound or outbound) of any of Asia JV’s owned or licensed intellectual property.

(J) Entering into any transaction with either Dance or Harmony or any person or entity related thereto.

(K) The acquisition or disposition of any company or business (or material asset).

(L) The determination of profits and losses available for allocation.

(M) The amendment of any of the Additional Agreements.

(N) Entering into any agreement providing for any transaction that would be an Extraordinary Decision.

(iv) Dispute Resolution Mechanics. If the Board fails to approve an action, either Dance or Harmony may declare such unapproved action a “Deadlock Matter”, in which case the Parties shall work together in good faith to resolve the Deadlock Matter. If the Parties are unable to reach a mutually satisfactory solution to a Deadlock Matter within 30 days, each Party shall have the right to refer the Deadlock Matter to commercial arbitration, under Hong Kong law, for resolution, with the costs borne equally by Parties (rather than Asia JV). If the Deadlock Matter remains unresolved after arbitration, each Party shall have a buy-out right in respect of the other Party’s Asia JV shares. The buy-out right shall provide each Party the right to offer to buy the other’s shares at a bid price. If a Party makes a bid, the offeree Party shall then have the right to either sell its shares at the bid price, or acquire the shares of the offering Party at the bid price.

(v) Shareholder Matters. The Board shall be empowered to make all decisions in respect of the Asia JV to the maximum extent permitted by applicable Legal Requirements. Matters required by applicable Legal Requirements to be approved by the shareholders shall require the vote of shareholders holding 75% of the outstanding shares (with each class voting together as a single class) of Asia JV, except that any amendment to the organizational documents of Asia JV shall require unanimous shareholder approval. Shares of Asia JV shall not be transferrable without the approval of the Board.

(vi) Allocation of Profits and Losses; Expenses. The operations of Asia JV shall be organized into three (3) divisions, according to the regions included in the Territory: (A) Greater China (“Region A”); (B) Australia and New Zealand (“Region B”); and (C) the remaining countries in the Territory (“Region C”). Profits and losses arising out of Region A shall be allocated to Class A shares; profits and losses arising out of Region B shall be allocated to Class B shares; and profits and losses arising out of Region C shall be allocated to Class C shares. All Asia JV expenses shall be allocated [*] to Harmony and [*] to Dance. Internal salaries for Dance and Harmony personnel who may spend time managing the Asia JV shall not be considered Asia JV expenses.

2.2 Additional Agreements. Following the execution of this Agreement, the Parties shall negotiate in good faith additional agreements in connection with Asia JV, which documents and agreements shall contain the terms set forth herein and such other terms and conditions (customary for agreements of each type) agreed upon by the Parties (“Additional Agreements”):

(a) the License Agreement incorporating the terms set forth in Exhibit A, by and between Dance and Asia JV, for Product related patents and know-how owned or controlled by Dance, which shall be executed within 60 days from the date the Asia JV entity is formed;

(b) the Charter;

(c) a shareholders agreement, in a form reasonably acceptable to the Parties, by and between Dance and Harmony, reflecting the terms set forth in Section 2.1(b); and

(d) such other customary documents as the Parties may determine to be necessary in the future, such as supply agreements, quality agreements and pharmacovigilance agreements.

2.3 Initial Deposit. Upon execution of this Agreement, Harmony shall deposit USD$700,000 and Dance shall deposit USD$300,000 (the “Deposits”) in a segregated account established by the Parties for purpose of setting up the JV according to this Agreement. The Deposits shall be used as the initial capital contributions for the shares of Asia JV described above. Paid up capital contributed by the Parties shall be no higher than USD[*].

2.4 Change of Control. In the case of a sale of all or substantially all of Dance’s assets, Dance’s shares in the Asia JV shall be included in such sale, and Harmony shall have the option of selling Harmony’s shares of Asia JV in such sale.

ARTICLE 3

PRODUCT DEVELOPMENT AND COMMERCIALIZATION

3.1 Manufacturing. Asia JV may make or have made finished drug product and device in the Territory, except for the device mouthpiece cartridge (MPC) containing the vibrating mesh component, which must be imported from Dance’s device partner, Aerogen in Galway Ireland. All Product commercial manufacturing in the Territory shall conform to international cGMP standards for potential export and sale outside the Territory by Dance. Dance shall facilitate technology transfer from Dance manufacturers to Asia JV manufacturers as needed. Asia JV shall import some or all components of the Products from Dance under a supply agreement, which will include a transfer price equal to Cost of Goods (COGs) plus a [*] mark-up (for Product components made outside the Territory).

3.2 Development. Dance shall be responsible for the global development of the Product in the US and EU and other countries outside the Territory. Asia JV shall be responsible for managing and funding clinical enrollment in the Territory for the global Phase III Program as well as any supplementary clinical studies that may be required for regulatory approval of the Product in each country of the Territory. All clinical research in the Territory will be conducted according to global cGCP standards. All Product data and information (the Common Technical Document submitted to EMA and/or FDA) shall be shared by Dance with Asia JV. Dance shall provide Asia JV with all support and information necessary to adequately respond to questions and requests from regulatory authorities in the Territory.

3.3 Commercialization. Asia JV shall be responsible for the filing of any Regulatory Applications with the Regulatory Authorities in the Territory. All Regulatory Approvals shall be owned by Asia JV. Asia JV shall be responsible for commercializing the Product in the Territory either directly or through third party partnerships.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Dance. Dance represents and warrants to Harmony as follows as of the date hereof:

(a) Organization and Qualification. Dance is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b) Authority. Dance has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement to which it is a party has been duly and validly authorized by all requisite corporate action and no additional corporate proceedings on the part of Dance are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Dance. This Agreement constitutes the legal, valid and binding obligations of Dance, enforceable against Dance in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally, by the availability of equitable remedies and defenses.

(c) No Conflicts; Required Consents. No Third Party or Governmental Authority’s Consent is required either with respect to Dance’s execution and delivery of the Additional Agreements to which it is a party. The execution, delivery and performance of the Additional Agreements by Dance do not, and will not, either with or without notice or lapse of time:

(i) conflict with, violate or result in a breach of: (A) Dance’s certificate of incorporation or bylaws; or (B) any Legal Requirement applicable to Dance or by which its assets or properties are bound or affected;

(ii) give any Governmental Authority or other Person the right to (A) exercise any remedy or obtain any relief under any Legal Requirement or any order, judgment, injunction, decree, or award of any arbitrator to which Dance is subject, (B) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate, modify or receive any payment under any indenture or loan or credit agreement or any other agreement, to which Dance is a party or by which Dance or any of its assets may be bound or affected or (C) revoke, suspend or modify any Governmental Approval; or

(iii) require Dance to make or deliver any filing or notice to, a Governmental Authority, other than as expressly contemplated by the Additional Agreements.

(d) Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to Dance’s Knowledge, threatened that questions the validity of this Agreement or the Additional Agreements.

(e) Broker’s Fees. Dance has no liability or obligation to pay any fees or commissions to any broker, finder, agent or attorney with respect to this Agreement or Additional Agreements.

EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 3.1 (AS MODIFIED BY THE DANCE DISCLOSURE SCHEDULES) DANCE HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE.

4.2 Representations and Warranties of Harmony. Harmony represents and warrants to Dance as follows as of the date hereof:

(a) Organization and Qualification. Harmony is a Hong Kong corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b) Authority. Harmony has all necessary power and authority to execute and deliver this Agreement and the other Additional Agreements and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Additional Agreements to which it is a party have been duly and validly authorized by all requisite corporate action and no additional corporate proceedings on the part of Harmony are necessary to authorize this Agreement or the other Additional Agreements to which it is a party or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Harmony. This Agreement constitutes, and the other Additional Agreements to which it is a party will constitute, the legal, valid and binding obligations of Harmony, enforceable against Harmony in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally, by the availability of equitable remedies and defenses.

(c) No Conflicts; Required Consents. No Third Party or Governmental Authority’s Consent is required either with respect to Harmony’s execution and delivery of the Additional Agreements to which it is a party. The execution, delivery and performance of the Additional Agreements to which it is a party by Harmony do not, and will not, either with or without notice or lapse of time:

(i) conflict with, violate or result in any breach of: (A) Harmony’s certificate of incorporation or bylaws (or such other similar corporate governance document), or (B) any Legal Requirement applicable to Harmony or by which its assets or properties are bound or affected;

(ii) give any Governmental Authority or other Person the right to (A) exercise any remedy or obtain any relief under any Legal Requirement or any order, judgment, injunction, decree, or award of any arbitrator to which Harmony is subject; (B) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate, modify or receive any payment under any indenture or loan or credit agreement or any other agreement, to which Harmony is a party or by which Harmony or any of its assets may be bound or affected or (C) revoke, suspend or modify any Governmental Approval; or

(iii) require Harmony to make or deliver any filing or notice to, a Governmental Authority, other than as expressly contemplated by the Additional Agreements.

(d) Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to Harmony’s Knowledge, threatened that questions the validity of this Agreement or the Additional Agreements.

(e) Broker’s Fees. Harmony has no liability or obligation to pay any fees or commissions to any broker, finder, agent or attorney, with respect to this Agreement or Additional Agreements.

(f) EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 3.2 (AS MODIFIED BY THE HARMONY DISCLOSURE SCHEDULES) HARMONY HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE.

ARTICLE 5

COVENANTS

The Parties covenant and agree as follows:

5.1 Regulatory Approvals. The Parties shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be reasonably required in connection with the

Additional Agreements. The Parties shall use commercially reasonable efforts to obtain, and to cooperate with Asia JV to promptly obtain, all such Consents. [*] of the costs associated with obtaining such Consents, including reasonable legal expenses related thereto, shall be borne by Harmony and [*] shall be borne by Dance. Each Party shall promptly inform one another of any material communication between such Party and any Governmental Authority regarding any of the Additional Agreements. If any of the Parties or any of their respective Affiliates receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the Additional Agreements, the relevant Party shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. The Party receiving such communication or request shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the other Parties.

5.2 Confidentiality.

(a) Confidentiality Obligations. Subject to paragraph (b) below and except to the extent otherwise expressly authorized by the disclosing Party in writing, each Party shall keep confidential and shall not publish or disclose, nor use for any purpose other than to exercise a right or perform an obligation under an Additional Agreement, any Confidential Information received from the other Party. Confidential Information assigned to Asia JV shall be deemed not to be independently known by the contributing Party after the formation of Asia JV for purposes of this section and such Party shall be deemed in receipt of Asia JV Confidential Information. For the avoidance of doubt, the terms, conditions, identity of the Parties and the existence of the Additional Agreements shall be considered Confidential Information of all Parties until such time as disclosed pursuant to Section 5.2(b) or otherwise required to be disclosed by applicable Legal Requirements (subject to a reasonable opportunity for prior review and comment by the other Parties). The obligations set forth in this Section 5.2(a) shall remain in effect during the term of this Agreement. In the event this Agreement is terminated as provided in Section 6.1, the obligation set forth in this Section 5.2(a) shall remain in effect for five (5) years following termination of this Agreement.

(b) Authorized Disclosure. Each Party may use and disclose Confidential Information of the other Party as follows: (i) in connection with the performance of its obligations or as reasonably necessary in the exercise of its rights under the Additional Agreements, (ii) to the extent such disclosure is reasonably necessary in prosecuting or maintaining any patent or other intellectual property in accordance with the Additional Agreements, prosecuting or defending litigation related to the Additional Agreements, complying with applicable Legal Requirements with respect to performance under the Additional Agreements (including to comply with the applicable rules of any public stock exchange upon which the stock of such Party or its Affiliate is listed).

(c) Coordination Regarding Required Disclosures. In the event a Party reasonably determines that disclosure of the other Party’s Confidential Information is required by a Legal Requirement or applicable stock exchange rule, the Party proposing to disclose such Confidential Information shall promptly notify the owner of the Confidential Information, so that the owner may seek an appropriate protective order or other appropriate remedy. At any time that such protective order or remedy has not been obtained, the Party proposing to disclose such Confidential Information may disclose only that portion of the Confidential Information which such Party is legally required to disclose or of which disclosure is required to avoid sanction for contempt or any similar sanction, and such Party shall exercise their commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information so disclosed.

ARTICLE 6

TERMINATION

6.1 Termination. This Agreement may be terminated by either Party:

(a) If a first Party believes that the other Party is in Material Breach of this Agreement, then such first Party may deliver notice of such breach to the other Party. In such notice the first Party shall identify the actions or conduct that such Party would accept as an acceptable cure of such breach. The alleged Party in breach shall have sixty (60) days to either cure such breach or, if cure cannot be reasonably effected within such sixty (60) day period, to deliver to the other Party a plan for curing such breach that is reasonably sufficient to effect a cure. Such a plan shall set forth a program for achieving cure as rapidly as practicable. Following delivery of such plan, the breaching Party shall use diligent efforts to carry out the plan and cure the breach. If the Party receiving notice of breach fails to cure such breach within the sixty (60) day period or such longer as reasonably set forth in the Party’s reasonably sufficient plan for curing such breach as applicable, the first Party may terminate this Agreement upon thirty (30) days advance written notice. For clarity, only the non-breaching Party has the option to terminate, and only after the breaching Party has the opportunity to cure as described above.

(b) in the event that the other Party falls into bankruptcy, notorious insolvency, enters into an agreement for the assignment of assets for the benefit of creditors, commences a winding-up, is nationalised, enters into liquidation or otherwise ceases to conduct its business as heretofore conducted;

6.2 Effect of Termination. If this Agreement is terminated as described in Section 6.1, this Agreement shall become null and void and of no further force and effect, except that (i) the provisions of Section 5.3 and Article 7 shall survive such termination in accordance with their terms and (ii) nothing in this Section 6.2 shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by the other Party of its obligations under this Agreements.

ARTICLE 7

MISCELLANEOUS

7.1 Assignment. This Agreement shall not be assignable or otherwise transferred, in whole or in part, without the written consent of all Parties; except that this Agreement may be assigned, without the consent of any Party, to an entity that acquires all or substantially all of the business or assets of the assigning Party. Any attempted assignment or transfer of this Agreement in contravention of this provision shall be null and void. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties.

7.2 Notices. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in the English language, in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given if delivered in person, transmitted as a PDF attachment to an email (receipt verified) or by express courier service (signature required) or five (5) Business Days after being sent by registered letter, return receipt requested (or its equivalent) to the Party to which it is directed at its address or email address shown below or such other address or email address as such Party will have last given by notice to the other Parties. Either Party shall have the right to change its correspondence address through delivery of a correspondence change notice to the other party.

If to Dance,

2 Mint Plaza #804

San Francisco, CA 94103

Attn: John S. Patton

E-mail: jpatton@dancepharma.com

with copies (which shall not constitute notice) to:

Lowenstein Sandler LLP

65 Livingston Avenue

Roseland, New Jersey 07068

Attn: Michael J. Lerner

        Ethan A. Skerry

E-Mail: mlerner@lowenstein.com

              eskerry@lowenstein.com

If to Harmony, addressed to:

Room 1008, 10/F Mega Trade Centre

1-6 Mei Wn Street, Tsuen Wan, Hong Kong

Attn: Mr LEUNG Kwok Yue Richard

E-mail: richard@uninetech.com

with a copy (which shall not constitute notice) to:

Harmony Asset Limited

Room 1902, Cheung Kong Center

2 Queen’s Road Central, Hong Kong

Attn: Ms Vivian YAN

Email: vivian@harmonyasset.com.hk

7.3 Amendments and Waivers. This Agreement may be amended, supplemented or changed, and any provision hereof may be waived, only by a written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

7.4 Severability. If any provision hereof is held invalid, illegal or unenforceable by any arbitrator or court of competent jurisdiction from which no appeal can be or is taken, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such tribunal or jurisdiction, as the case may be, and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other tribunal or jurisdiction.

7.5 Entire Agreement. The Additional Agreements (including Exhibits thereto) set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings between the Parties with respect to such subject matter.

7.6 Relationship of the Parties. The Parties agree that the relationship of Dance and Harmony established by this Agreement is that of independent contractors. Except as may be specifically provided herein, no Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of any other Party, or otherwise act as an agent for any other Party for any purpose.

7.7 Third Party Beneficiaries. All rights, benefits and remedies under this Agreement are solely intended for the benefit of the Parties and no Third Party shall have any rights whatsoever under this Agreement.

7.8 Further Assurances. At any time or from time-to-time on and after the date of this Agreement, any Party shall at the request of the other Parties (i) deliver to the requesting Party such records, data or other documents as may be reasonably necessary to give effect to the provisions of this Agreement or any of the Additional Agreements, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of assignment, transfer or license as may be reasonably necessary to give effect to this Agreement or any of the Additional Agreements, and (iii) take or cause to be taken all such actions, as the requesting Party may reasonably deem necessary or desirable in order for the requesting Party to obtain the full benefits of this Agreement any of the Additional Agreements.

7.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together, shall constitute one and the same instrument.

7.10 Interpretation. Unless otherwise indicated herein, with respect to any reference made in this Agreement to a Section (or Article, Subsection, Paragraph, Subparagraph or Clause), Exhibit or Schedule, such reference shall be to a section (or article, subsection, paragraph, subparagraph or clause) of, or an exhibit or schedule to, this Agreement. The table of contents and any article, section, subsection, paragraph or subparagraph headings contained in this Agreement and the recitals at the beginning of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words “but (is/are) not limited to.” Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate. Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated.

7.11 Construction. The interpretation of this Agreement shall not take into consideration the identity of the Party drafters of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document. Each Party acknowledges that: (a) it has read this Agreement; (b) it has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of its own choice or has voluntarily declined to seek such counsel; and (c) it understands the terms and consequences of this Agreement and is fully aware of the legal and binding effect of this Agreement.

7.12 Governing Law; Submission of Jurisdiction; Selection of Forum; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the laws of Hong Kong.

(b) Each of the Parties (i) irrevocably agrees that all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be exclusively resolved by a court located in Hong Kong, and (ii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the resolution of any such claims or causes of action by any such court.

(c) EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE ADDITIONAL AGREEMENTS, INCLUDING WITH RESPECT TO ANY LITIGATION THAT INVOLVES EITHER PARTY’S REPRESENTATIVES.

7.13 Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of Hong Kong, this being in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives as of the date first written above.

DANCE BIOPHARM INC.

By:	/s/ John S. Patton
Name: John S. Patton
Title:

HARMONY ASSETS LIMITED

By:	/s/ Augustine Chow
Name:
Title:

Exhibit A

Material Terms of License Agreement

between Dance and Asia JV

Section	Comments
Recitals

•   Dance Biopharm Inc (“Dance”) owns or Controls certain assets, rights, intellectual property and know-how relating to its lead product Dance 01 an insulin drug product and device combination (the Product’)

•   Dance also owns or Controls certain assets, rights, intellectual property and know-how relating to the development and manufacture of inhaled formulations of insulin.

•   Harmony Assets Limited (“Harmony”) has experience and resources for developing and manufacturing pharmaceutical products in the Territory (as hereinafter defined).

•   Harmony and Dance have formed a Joint Development Vehicle (“Asia JV”) for the development and commercialization of the Product in the Territory.

I. Selected Definitions

•   Control or Controlled shall mean with respect to a particular item, materials, information or intellectual property, the possession of the right whether through ownership or license (other than by operation of this Agreement or any of the Transaction Agreements) to grant licenses as contemplated herein and in the Transaction Agreements.

•   Know-How: All know-how, show-how, technical and non-technical information, trade secrets, formulae, techniques, sketches, drawings, materials, models, inventions, designs, specifications, processes, apparatus, equipment, databases, research, experimental work, development, pharmacology and clinical data, software programs and applications, software source documents, third-party licenses, and any related type of proprietary intellectual property right or other information other than the Patents.

•   Master Agreement shall mean the Master Agreement for Joint Development Vehicle between Dance and Harmony.

•   Patents: (a) The patents and patent applications in the Territory owned or Controlled by Dance relating to or that cover, in whole or part, the composition, use, manufacture, distribution, marketing, promotion, sale, administration or formulation of the Product, and any substitutions, extensions, additions, reissues, reexaminations, renewals, divisions, continuations, continuations-in-part or supplementary protection certificates thereof, and all foreign counterparts of any of the foregoing, existing as of the consummation of the Agreement (the “Closing”, and the date upon which the Closing occurs, the “Closing Date”) or thereafter during the Term of the License or that is licensed or acquired by Dance from a third party during the Term of the License and that is necessary or useful for or used in connection with the activities to be performed by Asia JV and Patents Controlled by Dance that claim or are directed to the foregoing. The Patents are set forth on Exhibit B hereto.

•   Dance Background Intellectual Property means (a) Know-How that relates to the Product and the formulations of inhaled insulin and their method of production and/or use controlled by Dance as of the Effective Date or thereafter during the term of the License which is either conceived by Dance independently during the term of the License or that is licensed or acquired by Dance from a third party during the term of the License and that is necessary or useful for or used in connection with the activities performed by Dance under the Transaction Agreements and (b) Patents Controlled by Dance that claim or are directed to be the foregoing know-how.

•   Dance Foreground Intellectual Property means all Know-How arising from activities performed by Dance under the Transaction Agreements relating to the manufacture, methods of production and use of the Dance Analogs and/or Oral Formulation whether conceived, discovered, reduced to practice or writing generated or developed by the employees, agents or consultants of Dance, Harmony or Asia JV and (ii) Patents that are claimed or are directed to the Know-How described in the foregoing clause (i).

•   Dance Intellectual Property Rights: The Dance Background Intellectual Property and the Dance Foreground Intellectual Property.

•   Territory: Greater China (PRC, Taiwan, Hong Kong) India, Indonesia, South Korea, The Philippines, Singapore, Thailand, Bangladesh, Brunei, Cambodia, Laos, Malaysia, Mongolia, Myanmar(Burma), Nepal, Sri Lanka, Vietnam, Australia and New Zealand..

II. License Grant

•   Dance will grant to Asia JV an exclusive license (with the right to sublicense with the consent of Dance not to be unreasonably withheld) in the Territory under the Dance Intellectual Property Rights to develop the Product and, to make, have made (except for the device mouthpiece cartridge) use, market and sell the Product(s) and any improvements thereof.

•   The License shall include all Dance Intellectual Property Rights and other rights owned or Controlled by Dance as of the Effective Date that are useful or necessary for Asia JV to develop the Products and to make, have made, market, use and sell the Products in the Territory.

•   Dance shall retain all appropriate rights under the Dance Intellectual Property Rights necessary for Dance to perform its obligations under the Agreement and to make and have made the Product(s) for both inside the Territory as well as outside the Territory.

•   Dance shall also retain all rights necessary to develop and commercialize the Product outside of the Territory

•   Dance shall also grant such sublicenses to third party intellectual property as necessary to enable Asia JV to exercise its rights under the Agreement.

III. Financial Terms

•   Milestones of [*] payable quarterly in arrears based upon [*] of sales following the first commercial sale of Product in the Territory until such time as the full amount has been paid in full.

•   Royalty of [*] of Gross Sales Margin (Net Sales of Product minus Product Transfer Cost) in the Territory, except in Australia and New Zealand, where the royalty may be [*] of Gross Sales Margin, to be negotiated at the time Asia JV negotiates commercialization partnerships for the Territory.

IV. Intellectual Property

•   Dance shall be responsible for the prosecution of any patent applications and maintenance of any patents related to the Dance Intellectual Property Rights and any Joint Inventions in the Territory. All patent prosecution, maintenance and other patent related costs in the Territory shall be paid [*] by Harmony and [*] by Dance.

•   Asia JV and/or Harmony shall as necessary support Dance in such prosecution by making applicable personnel available, providing existing requested data/records and executing documents, in each case at no charge to Dance.

•   Dance Intellectual Property Rights shall continue to be owned by Dance subject to the terms of the License Agreement.

•   Joint Inventions shall be owned by Dance and patent applications related to such Joint Inventions shall be prosecuted in the name of Dance but subject to the License.

V. Other Terms

•   The License Agreement will also contain such other terms and conditions as are customary in such agreements, including without limitation, diligence and reporting obligations, confidentiality, indemnification and, representations and warranties. Additional and ancillary agreements may also be executed over time as required.

Exhibit B

DANCE PATENTS ISSUED AND PENDING

January 2013

DEVICE PATENTS
US Patent No	Title	Country and Patent No/Issue Date	Expiration & Brief Summary

[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]

FORMULATION PATENTS
US Patent No	Title	Country and Patent No/Issue Date	Expiration & Brief Summary

[*]	[*]	[*]	[*]

DISPENSER PATENTS
US Patent No	Title	Country and Patent No/Issue Date	Expiration & Brief Summary

[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]